John H. Lively
The Law Offices of John H. Lively & Associates, Inc .
A member firm of The 1940 Act Law Group
11300 Tomahawk Creek Parkway, Suite 310 Leawood, KS  66211
Phone: 913.660.0778   Fax: 913.660.9157

February 28, 2017

Chesapeake Investment Trust
285 Wilmington-West Chester Pike
Chadds Ford, PA 19317

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in the Statement of Additional Information for the series portfolio of Chesapeake Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 53 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-53800), and Amendment No. 54 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07324), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

The Law Offices of John H. Lively & Associates, Inc.